(a)(1)(xvii)

Supplement
to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Ribapharm Inc.
at
$6.25 Net Per Share
by
Rx Acquisition Corporation,
a wholly owned subsidiary of
ICN Pharmaceuticals, Inc.

THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, AUGUST 19, 2003, UNLESS THE OFFER IS EXTENDED.

       THE AMENDED OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, TOGETHER WITH THE ASSOCIATED RIGHTS (AS DEFINED IN THE “INTRODUCTION”) ISSUED PURSUANT TO THE RIGHTS PLAN (AS DEFINED IN THE “INTRODUCTION”) (THE “SHARES”), OF RIBAPHARM INC. (THE “COMPANY”) WHICH WILL CONSTITUTE AT LEAST SIXTY-SIX AND TWO-THIRDS PERCENT (66 2/3%) OF THE OUTSTANDING SHARES AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE AMENDED OFFER, EXCLUDING, IN EACH CASE, THE SHARES BENEFICIALLY OWNED BY ICN PHARMACEUTICALS, INC. (“PARENT”) AND CERTAIN OTHER PERSONS, AS SET FORTH IN THE “INTRODUCTION” (THE “MINIMUM CONDITION”). THE AMENDED OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THIS SUPPLEMENT TO THE OFFER TO PURCHASE. SEE “THE OFFER — SECTION 11. CONDITIONS TO THE AMENDED OFFER” OF THIS SUPPLEMENT.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

       A stockholder of the Company desiring to tender all or any portion of such stockholder’s Shares must either (i) complete and sign the original (blue) or revised (purple) Letter of Transmittal (as defined in the Offer to Purchase) or a facsimile thereof in accordance with the Instructions in the Letter of Transmittal, have such stockholder’s signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the original (blue) or revised (purple) Letter of Transmittal (or a facsimile thereof) (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and any other required documents to the Depositary (as defined herein) and either deliver the certificate(s) evidencing such Shares (the “Share Certificates”) to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer discussed in “The Offer — Section 3. Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase or (ii) request such stockholder’s broker, dealer, commercial bank, trust company, or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact such broker, dealer, commercial bank, trust company, or other nominee to tender such Shares.

       Although the original (blue) Letter of Transmittal and the original (yellow) Notice of Guaranteed Delivery (as defined in the Offer to Purchase) previously circulated with the Offer to Purchase refer only to the Offer to Purchase, stockholders using such documents to tender their Shares will nevertheless be deemed to be tendering pursuant to the Amended Offer and will receive the amended Offer Price per Share described in this Supplement, if Shares are accepted for payment and paid for by Rx Acquisition Corporation (“Purchaser”), pursuant to the Amended Offer. Shares previously validly tendered and not withdrawn constitute valid tenders for purposes of the Amended Offer. Stockholders are not required to take any further action with respect to such tendered Shares in order to receive the amended Offer Price of $6.25 per Share if Shares are accepted for payment and paid for by Purchaser pursuant to the Amended Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.

       A stockholder of the Company who desires to tender Shares and whose Share Certificates evidencing such Shares are not immediately available, who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Amended Offer, may tender such Shares by following the procedures for guaranteed delivery discussed in “The Offer — Section 3. Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

       Questions and requests for assistance may be directed to the Dealer Manager (as defined herein) or the Information Agent (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Supplement to the Offer to Purchase. Requests for additional copies of this Supplement, the Offer to Purchase, the revised (purple) Letter of Transmittal, the revised (orange) Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. A stockholder may also contact such stockholder’s broker, dealer, commercial bank or trust company for assistance.

The Dealer Manager for the Amended Offer is:
Goldman, Sachs & Co.

The Information Agent for the Amended Offer is:

August 5, 2003

SUMMARY TERM SHEET

       This summary term sheet highlights important and material information contained in this supplement to the offer to purchase but is intended to be an overview only. To fully understand the amended offer described in this document, and for a more complete description of the terms of the amended offer, you should read carefully this entire document along with the original offer to purchase, dated June 10, 2003, as amended, the schedules and exhibits to the offer to purchase, the documents incorporated by reference or otherwise referred to herein and in the offer to purchase and the revised (purple) letter of transmittal provided with this supplement to the offer to purchase. Section and heading references are included to direct you to a more complete description of the topics contained in this summary term sheet.

•	ICN has amended its offer, through Rx Acquisition, a wholly owned subsidiary of ICN incorporated in Delaware, to acquire all of the shares of common stock, par value $.01 per share, of Ribapharm not owned by ICN or its subsidiaries by increasing the price in the offer to $6.25 per share in cash upon the terms and subject to the conditions set forth in this supplement, the offer to purchase, the original (blue) letter of transmittal provided with the offer to purchase and the revised (purple) letter of transmittal, which collectively we refer to as the “amended offer.” All stockholders whose shares of Ribapharm common stock are validly tendered (and not withdrawn) and accepted for payment (including shares tendered prior to the date of this supplement) will receive the increased offer price even if such stockholders have previously tendered (and not withdrawn) their shares and take no further action. See “The Offer — Section 1. Terms of the Offer” of the offer to purchase and the “Introduction” and “The Offer — Section 1. Terms of the Amended Offer” of this supplement.

•	ICN currently owns approximately 80.1% of the outstanding shares of Ribapharm common stock.

•	The expiration date of the amended offer is 5:00 p.m., New York City Time, on Tuesday, August 19, 2003, unless such date is further extended. See “The Offer — Section 1. Terms of the Amended Offer” of this supplement.

•	The amended offer is conditioned upon, among other things, there being validly tendered and not withdrawn at least sixty-six and two-thirds percent (66 2/3%) of the shares of Ribapharm common stock owned by persons other than ICN and certain other persons as set forth in the “Introduction,” which we refer to as the “minimum condition,” as of the date the shares are accepted for payment pursuant to the amended offer. The minimum condition is not waivable. See “The Offer — Section 11. Conditions to the Amended Offer” of this supplement for a description of the foregoing and certain other conditions to the amended offer. There is no financing condition to the amended offer.

•	If the amended offer is completed, ICN will cause Rx Acquisition and Ribapharm to merge pursuant to the “short-form” merger provisions of the Delaware General Corporation Law, or DGCL, unless it is not lawful to do so. Under Section 253 of the DGCL, such a “short-form” merger may be effected without the affirmative vote of, or prior notice to, Ribapharm’s board of directors or stockholders upon ownership of at least 90% of the shares of each class of Ribapharm’s stock. See “Special Factors — Section 7. The Merger; Plans for the Company After the Offer and the Merger; Certain Effects of the Offer” of the offer to purchase.

•	After the merger:

-	ICN would own all equity interests in Ribapharm, and Ribapharm’s current stockholders would no longer have any interest in Ribapharm’s future earnings or growth;

-	Ribapharm would no longer be a public company, and its financial statements would no longer be publicly available; and

-	Ribapharm’s common stock would no longer trade on the New York Stock Exchange.

See “The Offer — Section 12. Effect of the Offer on the Market for the Shares; NYSE Quotation; Exchange Act Registration; Margin Regulations” of the offer to purchase.

•	The tender offer commenced without obtaining the prior approval of Ribapharm’s board of directors; such approval is not required under applicable law for this tender offer transaction. See the “Introduction” of this supplement. Ribapharm was required to advise its stockholders of its position on the original offer within ten business days after the date of commencement of the original offer. Ribapharm filed a “Solicitation/ Recommendation Statement” on Schedule 14D-9 with the SEC on June 23, 2003 stating that its board of directors believed the original offer price to be inadequate and recommending that the stockholders of Ribapharm reject the original offer and not tender their shares of Ribapharm common stock pursuant to the original offer. On August 4, 2003, Ribapharm issued a press release stating that Ribapharm’s board of directors recommends that stockholders of Ribapharm reject the offer at the increased price of $6.25 per share and not tender their shares of Ribapharm common stock pursuant to the offer. On July 21, 2003, Ribapharm filed Amendment No. 6 to the “Solicitation/ Recommendation Statement” on Schedule 14D-9 reaffirming that Ribapharm’s board of directors believes the original offer price to be inadequate and recommends that the stockholders of Ribapharm reject the original offer and not tender their shares of Ribapharm common stock pursuant to the original offer. As required by the SEC’s rules, ICN and Rx Acquisition have provided a determination as to the fairness of the consideration to be received by Ribapharm’s unaffiliated stockholders pursuant to the amended offer and the merger. See “Special Factors — Section 3. Position of Parent and Purchaser Regarding Fairness of the Amended Offer and the Merger” of this supplement.

•	Stockholders who tender their shares of Ribapharm common stock in the amended offer will, if the amended offer is completed, receive cash for their shares sooner than stockholders who wait for the merger, but stockholders who tender will not be entitled to a judicial appraisal of the fair value of their shares of Ribapharm common stock under the DGCL. If the amended offer is completed, any stockholders who do not tender their shares of Ribapharm common stock may exercise such appraisal rights in accordance with Section 262 of the DGCL following notice of the merger. See “Special Factors — Section 8. Appraisal Rights; Rule 13e-3” and Schedule C of the offer to purchase for more information concerning appraisal rights.

QUESTIONS AND ANSWERS ABOUT THE AMENDED OFFER

       ICN, through Rx Acquisition, is pursuing a tender offer to purchase all issued and outstanding shares of common stock of Ribapharm not owned by ICN and its subsidiaries for $6.25 per share in cash. The following are some of the questions you, as a stockholder of Ribapharm, may have concerning the amended offer and answers to those questions. We urge you to read the questions and answers in the offer to purchase, dated June 10, 2003, as amended, concerning the original offer as well. We also urge you to read carefully the remainder of this supplement, the offer to purchase and the revised letter of transmittal because the information in these questions and answers is intended to be an overview only of the amended offer. Additional important information is contained in the remainder of this supplement, the offer to purchase and the revised letter of transmittal.

Who is offering to buy my securities?

       Rx Acquisition is offering to purchase your securities. Rx Acquisition is a Delaware corporation, and a wholly owned subsidiary of ICN, a Delaware corporation, formed for the purpose of making a tender offer for all of the common stock of Ribapharm not owned by ICN or its subsidiaries. As of the date of this supplement, ICN owns 120,100,000 shares of Ribapharm’s common stock, representing approximately 80.1% of the 150,000,703 shares of Ribapharm common stock that are issued and outstanding as of that date. See the “Introduction” of this supplement and “The Offer — Section 1. Terms of the Offer” of the offer to purchase.

Why is Rx Acquisition amending its tender offer?

       Rx Acquisition is amending its tender offer to increase the offer price from $5.60 per share to $6.25 per share in cash. The $6.25 per share price represents a premium of approximately 34.1% over the one month average closing sale price of the shares on the NYSE, approximately 38.0% over the three month average closing sale price of the shares, approximately 23.0% over the closing sale price of the shares on May 30, 2003, the trading day prior to the announcement of the original offer and approximately 22.1% over the closing sale price of the shares on August 1, 2003, the trading day prior to the announcement of the amended offer. You should obtain a recent market quotation for shares of Ribapharm common stock in deciding whether to tender your shares in the amended offer.

Does Ribapharm’s board of directors recommend that I tender my shares in the amended offer?

       No. Ribapharm filed a “Solicitation/ Recommendation Statement” on Schedule 14D-9 with the SEC on June 23, 2003 stating that its board of directors believed the original offer price to be inadequate and recommending that the stockholders of Ribapharm reject the original offer and not tender their shares of Ribapharm common stock pursuant to the original offer. On July 21, 2003, Ribapharm filed Amendment No. 6 to the “Solicitation/ Recommendation Statement” on Schedule 14D-9 reaffirming that Ribapharm’s board of directors believes the original offer price to be inadequate and recommends that the stockholders of Ribapharm reject the original offer and not tender their shares of Ribapharm common stock pursuant to the original offer. On August 4, 2003, Ribapharm issued a press release stating that Ribapharm’s board of directors recommends that stockholders of Ribapharm reject the offer at the increased price of $6.25 per share and not tender their shares of Ribapharm common stock pursuant to the offer.

If I already tendered my shares in the original offer, do I have to do anything now?

       No. Ribapharm stockholders do not have to take any action regarding any shares previously validly tendered and not withdrawn. If the amended offer is completed, these shares will be accepted for payment and such stockholders will receive the amended offer price of $6.25 per share.

Has the expiration date of the offer been changed?

       Yes. The expiration date of the amended offer is 5:00 p.m., New York City Time, on Tuesday, August 19, 2003. See “The Offer — Section 1. Terms of the Offer” of this supplement.

What is the market value of my shares as of a recent date?

       On May 30, 2003, the last trading day prior to the public announcement of our original offer, the closing price of Ribapharm common stock reported on the New York Stock Exchange was $5.08. On June 9, 2003, the last trading day before we commenced the tender offer, the closing price of Ribapharm common stock reported on the New York Stock Exchange was $6.28. On August 1, 2003, the last trading day prior to the public announcement of our amended offer, the closing price of Ribapharm common stock reported on the New York Stock Exchange was $5.12. We encourage you to obtain a recent quotation for shares of Ribapharm common stock in deciding whether to tender your shares. See “The Offer — Section 6. Price Range of the Shares; Dividends” of this Supplement.

What are the most significant conditions to the amended offer?

•	We are not obligated to accept for payment or to purchase any shares that are validly tendered unless that number of shares of Ribapharm common stock validly tendered and not withdrawn as of the date the shares are accepted for payment pursuant to the amended offer represents at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares, excluding shares owned by ICN and certain other persons as set forth in the “Introduction.” We call this condition the “minimum condition.” This condition is not waivable. See “The Offer — Section 11. Conditions to the Amended Offer” of this supplement.

•	The amended offer is also subject to a number of other conditions described below in this supplement. We do not believe that we need to obtain any material antitrust, bank, regulatory or other governmental approvals, consents or clearances in order to complete this amended offer. For a complete description of all conditions to which this amended offer is subject, see “The Offer — Section 11. Conditions to the Amended Offer” of this supplement.

Who can I talk to if I have questions about the amended offer?

       If you have questions or you need assistance you should contact the Information Agent at the following address and telephone number:

          Georgeson Shareholder Communications Inc.
             17 State Street, 10th Floor
             New York, New York 10004
             Toll Free: (800) 965-5215
             Banks and Brokers may call collect: (212) 440-9800

To the Holders of Common Stock of Ribapharm Inc.:

INTRODUCTION

       The following information amends and supplements the Offer to Purchase, dated June 10, 2003, of Rx Acquisition Corporation, a Delaware corporation (“Purchaser”) and wholly owned subsidiary of ICN Pharmaceuticals, Inc., a Delaware corporation (“Parent”), as amended by certain amendments to the Schedule TO filed with the Securities and Exchange Commission (the “SEC”) by Parent (the “Offer to Purchase”), pursuant to which Purchaser is offering to purchase all the issued and outstanding shares of common stock, par value $.01 per share (the “Common Stock”), together with the associated rights (the “Rights”) issued pursuant to the stockholder rights plan (the “Rights Plan”) adopted by Ribapharm Inc., a Delaware corporation (the “Company”), on June 20, 2003 (the “Shares”), of the Company, other than Shares owned by Parent or its subsidiaries, at the increased price of $6.25 per Share (the “Amended Offer Price”), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related original (blue) Letter of Transmittal, as amended and supplemented by this supplement (this “Supplement”) to the Offer to Purchase and the revised (purple) Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the “Amended Offer”).

       Stockholders of record who tender Shares directly to the Depositary (as defined herein) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the revised (purple) Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Amended Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether the institution will charge any service fees. However, if you fail to complete and sign the Substitute Form W-9 that is included in the revised (purple) Letter of Transmittal, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable in the Amended Offer. Purchaser will pay all fees and expenses of Goldman, Sachs & Co., which is acting as the dealer manager for the Amended Offer (in such capacity, the “Dealer Manager”), American Stock Transfer & Trust Company, which is acting as the depositary for the Amended Offer (in such capacity, the “Depositary”), and Georgeson Shareholder Communications Inc., which is acting as information agent for the Amended Offer (in such capacity, the “Information Agent”), incurred in connection with the Amended Offer and in accordance with the terms of the agreements entered into by and between Purchaser, Parent or both and each such person. See “The Offer — Section 14. Fees and Expenses” of the Offer to Purchase.

       THE AMENDED OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES WHICH WILL CONSTITUTE AT LEAST SIXTY-SIX AND TWO-THIRDS PERCENT (66 2/3%) OF THE OUTSTANDING SHARES AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE AMENDED OFFER, EXCLUDING, IN EACH CASE, THE SHARES BENEFICIALLY OWNED BY PARENT AND CERTAIN OTHER PERSONS, AS SET FORTH BELOW IN THE “INTRODUCTION” (THE “MINIMUM CONDITION”). THE AMENDED OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN “THE OFFER — SECTION 11. CONDITIONS TO THE AMENDED OFFER” OF THIS SUPPLEMENT.

       Except as otherwise expressly set forth in this Supplement and in the revised (purple) Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase and the related original (blue) Letter of Transmittal remain applicable in all respects to the Amended Offer. This Supplement should be read carefully in conjunction with the Offer to Purchase and the revised (purple) Letter of Transmittal. Capitalized terms used herein and not otherwise expressly defined shall have the meanings set forth in the Offer to Purchase. As used herein, the term “Original Offer”

shall mean Parent’s and Purchaser’s original offer to purchase Shares at $5.60 per Share pursuant to the Offer to Purchase and the related original (blue) Letter of Transmittal.

       Procedures for tendering Shares are set forth in “The Offer — Section 3. Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase. Tendering stockholders may continue to use the original (blue) Letter of Transmittal and the original (yellow) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, or they may use the revised (purple) Letter of Transmittal and the revised (orange) Notice of Guaranteed Delivery circulated with this Supplement. Although the original (blue) Letter of Transmittal and the original (yellow) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase refer only to the Offer to Purchase, stockholders using such documents to tender their Shares will nevertheless be deemed to be tendering pursuant to the Amended Offer and will receive the Amended Offer Price described in this Supplement, if Shares are accepted for payment and paid for by Purchaser pursuant to the Amended Offer.

       SHARES PREVIOUSLY VALIDLY TENDERED AND NOT WITHDRAWN CONSTITUTE VALID TENDERS FOR PURPOSES OF THE AMENDED OFFER. STOCKHOLDERS ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION WITH RESPECT TO SUCH SHARES IN ORDER TO RECEIVE THE AMENDED OFFER PRICE, IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY PURCHASER PURSUANT TO THE AMENDED OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED. SEE “THE OFFER — SECTION 4. WITHDRAWAL RIGHTS” OF THE OFFER TO PURCHASE FOR THE PROCEDURES FOR WITHDRAWING SHARES TENDERED PURSUANT TO THE AMENDED OFFER.

       The purpose of the Amended Offer is to acquire for cash as many outstanding Shares not owned by Parent or its subsidiaries as possible as a first step in acquiring the entire equity interest in the Company. If the Amended Offer is completed, Parent will cause the short-form merger of Purchaser and the Company (the “Merger”) in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), unless it is not lawful to do so. Such a short-form merger would be effected without a vote of the stockholders of the Company or the approval of the board of directors of the Company. In the Merger, each then issued and outstanding Share (other than Shares held by Purchaser or Parent and Shares held by stockholders who have properly exercised appraisal rights under the DGCL) will be converted into and represent the right to receive the Amended Offer Price.

       If, after the Amended Offer is completed but prior to consummation of the Merger, the aggregate ownership by Parent and Purchaser of the outstanding Shares should fall below 90% for any reason, or if the Amended Offer is not completed for any reason (including a failure to satisfy the Minimum Condition), Purchaser may decide to acquire additional Shares on the open market or in privately negotiated transactions to the extent required for its ownership interest to equal or exceed 90% of the outstanding Common Stock. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Amended Offer Price. For a discussion of other actions that Parent and Purchaser may take if the Amended Offer is not completed, see “Special Factors — Section 7. Conduct of the Company’s Business if the Offer Is Not Completed” of the Offer to Purchase.

       The Amended Offer is conditioned upon, among other things, the Minimum Condition being satisfied, meaning that the Company’s stockholders (other than (a) Parent, its subsidiaries, officers and directors and (b) the officers and directors of the Company) have validly tendered and not withdrawn at least sixty-six and two-thirds (66 2/3%) of the outstanding Shares owned by them as of the date the Shares are accepted for payment pursuant to the Amended Offer. See “The Offer — Section 11. Conditions to the Amended Offer” of this Supplement. For purposes of the Minimum Condition, the officers of Parent or the Company, as the case may be, are those management personnel qualifying as “executive officers” of Parent or the Company, as the case may be, within the meaning of Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Minimum Condition is not waivable.

       Under applicable law, no approval by the Company’s board of directors is necessary for Parent and Purchaser to complete the Amended Offer or, if they hold 90% or more of the outstanding Common Stock, to consummate the Merger. The Company was required, pursuant to rules promulgated under the Exchange Act, to file with the Securities and Exchange Commission and provide to stockholders, within ten business days from the date of the commencement of the Original Offer, a “Solicitation/ Recommendation Statement” on Schedule 14D-9. The Company filed a “Solicitation/ Recommendation Statement” on Schedule 14D-9 with the SEC initially on June 23, 2003 (as amended, the “Schedule 14D-9”), stating that the Company’s board of directors believed the original Offer Price to be inadequate and recommending that the stockholders of the Company reject the Original Offer and not tender their shares of Common Stock pursuant to the Original Offer. On July 21, 2003, the Company filed Amendment No. 6 to the Schedule 14D-9 reaffirming that the Company’s board of directors believes the original Offer Price to be inadequate and recommends that the stockholders of the Company reject the Original Offer and not tender their shares of Common Stock pursuant to the Original Offer. The Schedule 14D-9 also contains other important information, and Parent and Purchaser recommend that holders of Common Stock review it carefully.

       According to the Schedule 14D-9, as of June 20, 2003, there were 150,000,703 Shares issued and outstanding. Parent beneficially owns 120,100,000 Shares. Purchaser believes that no Shares are owned by officers and directors of Parent or Purchaser. Based on the Schedule 14D-9, Purchaser believes that 24,203 Shares are owned by officers and directors of the Company.

       Based on the foregoing, Purchaser believes that there are 29,876,500 Shares outstanding, excluding Shares owned by Parent, its subsidiaries or certain other persons set forth above in the “Introduction.” Therefore, Purchaser believes that the Minimum Condition would be satisfied if at least approximately 19,917,667 Shares are validly tendered prior to the Expiration Date (as defined in “The Offer — Section 1. Terms of the Amended Offer” of this Supplement). Purchaser has not verified this share capitalization information with the Company, and the actual number of Shares necessary to satisfy the Minimum Condition may vary.

       This Supplement, the Offer to Purchase and the documents incorporated by reference in this Supplement and the Offer to Purchase include certain forward-looking statements. These statements appear throughout this Supplement and the Offer to Purchase and include statements regarding the intent, belief or current expectations of Parent and Purchaser, including statements concerning Parent’s and Purchaser’s plans with respect to the Common Stock of the Company or its actions if it does not complete the Amended Offer. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include factors described in Parent’s SEC filings and, among other things:

• whether the conditions to the Amended Offer will be satisfied,

•	following the completion of the Amended Offer and the consummation of the Merger, the ability to integrate successfully the Company into Parent’s operations,

• general economic, capital market and business conditions,

•	competitive factors in the industries and markets in which each of the Company and Parent operates and general industry trends including generic competition for Parent’s and the Company’s products,

• changes in government regulation,

•	changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations, and

•	success of Parent’s strategic repositioning initiatives and the ability of management to execute them.

       The information contained in this Supplement and the Offer to Purchase concerning the Company was supplied by the Company or obtained from publicly available sources. Neither Parent nor Purchaser takes any responsibility for the accuracy of such information.

       THIS SUPPLEMENT, THE OFFER TO PURCHASE AND THE REVISED (PURPLE) LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE AMENDED OFFER.

SPECIAL FACTORS

1.	Background.

       Information relating to the background of the Amended Offer is set forth in “Special Factors — Section 1. Background” of the Offer to Purchase.

2.	Purpose and Structure of the Amended Offer and the Merger; Reasons of Parent for the Amended Offer and the Merger.

       Information relating to (i) the purpose of, (ii) the structure of, and (iii) reasons of Parent for the Amended Offer and the Merger is set forth in “Special Factors — Section 2. Purpose and Structure of the Offer and the Merger; Reasons of Parent for the Offer and the Merger” of the Offer to Purchase.

3.	Position of Parent and Purchaser Regarding Fairness of the Amended Offer and the Merger.

       The discussion set forth in “Special Factors — Section 3. Position of Parent and Purchaser Regarding Fairness of the Offer and the Merger” of the Offer to Purchase is hereby amended and supplemented as follows:

       The rules of the SEC require Parent and Purchaser to express their belief as to the fairness of the Amended Offer and the Merger to stockholders of the Company who are not affiliated with Parent and Purchaser. As required by the SEC’s rules, in connection with the commencement of the Original Offer on June 10, 2003 and the preparation and dissemination of the Offer to Purchase, Parent and Purchaser determined the Original Offer to be fair to the unaffiliated stockholders of the Company based primarily on the information summarized and the discussions that took place at the meeting of the Parent Board on May 30, 2003. In connection with the decision to pursue the Amended Offer on August 3, 2003, Parent and Purchaser determined the Amended Offer to be fair to the unaffiliated stockholders of the Company based on primarily the information summarized and the discussions that took place at the meetings of the Parent Board held on (i) May 30, 2003 and (ii) July 21, 2003.

       Parent and Purchaser did not request an opinion from their financial advisor, Goldman, Sachs & Co., as to the fairness of the original Offer Price or the Amended Offer Price to the Company’s stockholders. Parent and Purchaser do not believe that it would be customary for them to make such a request, and that it would be the responsibility of the board of directors of the Company to determine whether it believes it is appropriate to seek such an opinion from the Company’s financial advisor.

       Parent and Purchaser base their belief on the following factors, each of which, in their judgment, supports their views as to the fairness of the Amended Offer and the Merger:

(i) The report of Goldman, Sachs & Co. to the Parent Board on May 30, 2003 regarding Parent’s strategic alternatives, which included: (a) a calculation of the implied bid and premiums/discounts for the Shares with respect to the Company’s current average market price over various periods based on a range of offer prices, (b) an overview of the trading prices and volumes for the Shares relative to various benchmarks over various periods of time, (c) an overview of the performance of the Common Stock, (d) a comparison of the equity market capitalization and other financial ratios and multiples for the Company and certain other biotechnology companies, (e) a summary of the development over time of analysts’ estimates for the Company’s earnings per share (“EPS”) and (f) summary statistics for certain completed buy-in transactions of other companies by majority or controlling stockholders between January 1, 1995 and May 27, 2003. See “Special Factors — Section 1. Background” of the Offer to Purchase and “Special Factors — Section 4. Summary Report of Goldman, Sachs & Co. to the Board of Directors of Parent” of the Offer to Purchase.

(ii) The report of Goldman, Sachs & Co. to the Parent Board on July 21, 2003, which included: (a) summaries of key financials as of May 30, 2003 and July 21, 2003, (b) a comparison of discounted cash flow valuations based upon the entry of generic competition for ribavirin into the market at different times and (c) discounted cash flow valuations as of June 10, 2003 and July 21, 2003. The report also addressed the adverse summary judgment decision in the ribavirin patent litigation with generic drug manufacturers, concerns over the Company’s ribavirin royalties in light of Schering-Plough Corporation’s July 7, 2003 earnings warning and data from IMS Health Incorporated indicating a recent downward trend in ribavirin prescriptions. See “Special Factors — Section 4.1. July 21, 2003 Summary Report of Goldman, Sachs & Co. to the Board of Directors of Parent” of the Offer to Purchase.

(iii) The consideration to be paid in the Amended Offer represents an approximately 50.2% premium over the reported closing sale price of the Shares on the NYSE on May 5, 2003, 30 days prior to the date on which Parent’s intention to make the Original Offer was announced (for the 72 transactions reviewed by Goldman, Sachs & Co. in its presentation to the Parent Board on May 30, 2003 involving the acquisition of all outstanding shares of a target company by their respective majority or controlling stockholders between January 1, 1995 and May 27, 2003, the mean and median premiums of the price paid to the target stock price 30 days prior to announcement were 31.6% and 24.4%, respectively), and a premium of approximately 34.1% over the one month average closing sale price on the NYSE, approximately 38.0% over the three month average closing sale price, approximately 23.0% over the closing sale price of the Shares on May 30, 2003, the trading day prior to the announcement of the Original Offer and approximately 22.1% over the closing sale price of the Shares on August 1, 2003, the trading day prior to the announcement of the Amended Offer.

(iv) The Amended Offer is conditioned upon the tender of sixty-six and two-thirds percent (66 2/3%) of the Shares not owned by Parent, its subsidiaries, officers and directors and the officers and directors of the Company. The Minimum Condition is not waivable. Parent and Purchaser believe that the Company’s minority stockholders are thus able to evaluate the terms of the Amended Offer and their fairness without coercion, and that an informed decision by holders of sixty-six and two-thirds percent (66 2/3%) of the Shares, other than Shares held by Parent and such persons as set forth above, provides meaningful procedural protections for the Company’s stockholders.

(v) Each of the Company’s stockholders will be able to decide voluntarily whether or not to tender such stockholder’s Shares in the Amended Offer and, if the Amended Offer is completed and the Merger is consummated and such stockholder has elected not to tender, such stockholder will receive exactly the same type and amount of consideration in the Merger which such stockholder would have received in the Amended Offer. In addition, stockholders who do not tender their Shares in the Amended Offer would be entitled, upon consummation of the Merger following completion of the Amended Offer, to exercise appraisal rights in the Merger in accordance with the DGCL, which allows stockholders to have the fair value of their Shares determined by the Delaware Chancery Court and paid to them in cash. See “Special Factors — Section 8. Appraisal Rights; Rule 13e-3” of the Offer to Purchase.

       Neither Parent nor Purchaser found it practicable to assign, nor did either of them assign, relative weights to the individual factors considered in reaching their conclusion as to fairness. The liquidation of the Company’s assets was not considered to be a viable course of action based on Parent’s desire for the Company to continue to conduct its business as a subsidiary of Parent and remain an integral component of Parent’s overall strategy. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Shares. In addition, except as discussed in “Special Factors — Section 1. Background” of the Offer to Purchase with respect to certain preliminary discussions, Parent is not aware of any offer made during the last two years for the Company; thus no comparison of the original Offer Price or the Amended Offer Price was made to any such offer.

       Parent and Purchaser were aware that the Common Stock trades at a significantly lower price to earnings ratio than its competitors, even though analysts’ estimates of the rate of projected earnings growth per share is close to that of its competitors. Parent and Purchaser did not view this fact as being material to their analysis, as they believe that this fact indicates that the market reflects a belief that analysts’ projected growth rates for the Company are too high.

       Parent and Purchaser did not calculate a stand-alone going-concern value of the Company, but did consider values implied by a discounted cash flow analysis of the business of the Company, which ranged from $2.72 to $4.19 per Share, see “Special Factors — Section 4.1. July 21, 2003 Summary Report of Goldman, Sachs & Co. to the Board of Directors of Parent” of the Offer to Purchase, as well as a comparison to other publicly traded companies, see “Special Factors — Section 4. Summary Report of Goldman, Sachs & Co. to the Board of Directors of Parent” of the Offer to Purchase. Based on this analysis, Parent and Purchaser did not deem the going-concern value of the Company to be material, although it did support the fairness determination by Parent and Purchaser.

       Parent and Purchaser did not consider the Company’s net book value to be a material factor in determining the fairness of the Amended Offer to the Company’s unaffiliated stockholders. Parent and Purchaser do not believe that the Company’s net book value is indicative of the Company’s value to Parent or the market value of the Company because it does not reflect the market value of the Company’s future royalty payments under various license agreements and its intellectual property rights, which were transferred to the Company by Parent at their book value, which was zero. See “Special Factors — Section 1. Background” of the Offer to Purchase. Therefore, these assets are not reflected on the Company’s balance sheet and as a result, are not taken into account in the calculation of net book value.

       Parent and Purchaser believe that a majority of the directors of the Company who are not employees of the Company has not retained an unaffiliated representative to act solely on behalf of unaffiliated stockholders of the Company for purposes of preparing a report concerning the fairness of the transaction. However, based on the Company’s public disclosure that its board of directors has retained Morgan Stanley & Co. Incorporated as its financial advisor to assist it in considering the Original Offer as well as the fact that the Company’s board of directors is comprised of individuals who are not officers or directors of Parent, and the existence of fiduciary duties of such directors to the Company’s stockholders, Parent and Purchaser did not believe the failure to retain such representative to be material.

       The foregoing discussion of the information and factors considered and given weight by Parent and Purchaser is not intended to be exhaustive, but is believed to include the material factors considered by Parent and Purchaser. Parent and Purchaser’s views as to the fairness of the Amended Offer to stockholders of the Company should not be construed as a recommendation to any stockholder as to whether that stockholder should tender such stockholder’s Shares in the Amended Offer.

4.	Summary Report of Goldman, Sachs & Co. to the Board of Directors of Parent.

       A discussion of the summary report of Goldman, Sachs & Co. to the Parent Board on May 30, 2003 is set forth in “Special Factors — Section 4. Summary Report of Goldman, Sachs & Co. to the Board of Directors of Parent” of the Offer to Purchase.

4.1.	July 21, 2003 Summary Report of Goldman, Sachs & Co. to the Board of Directors of Parent.

       A discussion of the summary report of Goldman, Sachs & Co. to the Parent Board on July 21, 2003 is set forth in “Special Factors — Section 4.1. July 21, 2003 Summary Report of Goldman, Sachs & Co. to the Board of Directors of Parent” of the Offer to Purchase.

4.2.	Summary of Presentations of McKinsey & Company United States to the Board of Directors of Parent.

       A discussion of the presentations of McKinsey & Company United States to the Parent Board is set forth in “Special Factors — Section 4.2. Summary of Presentations of McKinsey & Company United States to the Board of Directors of Parent” of the Offer to Purchase.

5.	Certain Projected Financial Data.

       A discussion of certain projected financial data is set forth in “Special Factors — Section 5. Certain Projected Financial Data” of the Offer to Purchase.

6.	The Merger; Plans for the Company After the Amended Offer and the Merger; Certain Effects of the Amended Offer.

       Certain effects of the Amended Offer and the Merger are set forth in “Special Factors — Section 6. The Merger; Plans for the Company After the Offer and the Merger; Certain Effects of the Offer” of the Offer to Purchase.

7.	Conduct of the Company’s Business if the Amended Offer Is Not Completed.

       A description of the conduct of the Company’s business if the Amended Offer is not completed is set forth in “Special Factors — Section 7. Conduct of the Company’s Business if the Offer Is Not Completed” of the Offer to Purchase.

8.	Appraisal Rights; Rule 13e-3.

       Holders of Shares do not have appraisal rights in connection with the Amended Offer. However, upon completion of the Amended Offer, Parent will cause Purchaser and the Company to effect the Merger, unless it is not lawful to do so, and each holder of Shares who has not tendered such holder’s Shares in the Offer and who properly demands an appraisal of such holder’s shares under Section 262 of the DGCL (“Section 262”) will be entitled, in lieu of receiving the merger consideration, to an appraisal by the Delaware Court of Chancery of the fair value of such holder’s Shares as long as the requirements of Section 262 are met.

       Further detailed information concerning appraisal rights in connection with the Merger is set forth in “Special Factors — Section 8. Appraisal Rights; Rule 13e-3” of the Offer to Purchase and Schedule C of the Offer to Purchase.

9.	Transactions and Arrangements Concerning the Shares.

       A description of certain transactions and arrangements concerning the Shares is set forth in “Special Factors — Section 9. Transactions and Arrangements Concerning the Shares” of the Offer to Purchase.

10.	Related Party Transactions.

       The discussion set forth in “Special Factors — Section 10. Related Party Transactions” of the Offer to Purchase is hereby amended and supplemented as follows:

       On August 4, 2003, Parent, Purchaser and the Company entered into an agreement reflecting, among other things, the Amended Offer Price, the revised Minimum Condition requiring the tender of at least sixty-six and two-thirds percent (66 2/3%) of the Shares not owned by Parent or its affiliates as of the date the Shares are accepted for payment pursuant to the Amended Offer and the amendment to the Rights Plan.

11.	Certain Transactions Between Parent and the Company.

       A description of certain transactions between Parent and the Company is set forth in “Special Factors — Section 11. Certain Transactions Between Parent and the Company” of the Offer to Purchase.

THE OFFER

1.     Terms of the Amended Offer.

       The discussion set forth in “The Offer — Section 1. Terms of the Offer” of the Offer to Purchase is hereby amended and supplemented as follows:

       Purchaser has amended the Original Offer to purchase the Shares. The price per Share to be paid pursuant to the Original Offer has been increased from $5.60 per Share to $6.25 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Amended Offer. All stockholders whose Shares are validly tendered (and not withdrawn) and accepted for payment (including Shares tendered and not withdrawn prior to the date of this Supplement) will receive the Amended Offer Price.

       Upon the terms and subject to the conditions set forth in the Amended Offer (including the terms and conditions set forth in “The Offer — Section 11. Conditions to the Amended Offer” of this Supplement and if the Amended Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, and pay for, Shares validly tendered on or prior to the Expiration Date and not withdrawn as permitted by “The Offer — Section 4. Withdrawal Rights” of the Offer to Purchase. The term “Expiration Date” means 5:00 p.m., New York City time, on Tuesday, August 19, 2003, unless and until Purchaser has extended the period of time during which the Amended Offer is open, in which event the term “Expiration Date” will mean the latest time and date at which the Amended Offer, as so extended by Purchaser, expires.

2.     Acceptance for Payment and Payment for Shares.

       Purchaser will accept for payment, and will pay for, the Shares in the Amended Offer as set forth in “The Offer — Section 2. Acceptance for Payment and Payment for Shares” of the Offer to Purchase.

3.     Procedures for Accepting the Amended Offer and Tendering Shares.

       The discussion set forth in “The Offer — Section 3. Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase is hereby amended and supplemented as follows:

       Stockholders tendering shares may use the original (blue) Letter of Transmittal that was distributed with the Offer to Purchase or the revised (purple) Letter of Transmittal distributed with this Supplement and will nevertheless receive $6.25 per Share, upon the terms and subject to the conditions of the Amended Offer. Although the original (blue) Letter of Transmittal and the original (yellow) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase refer only to the Offer to Purchase, stockholders using such documents to tender their Shares will nevertheless be deemed to be tendering pursuant to the Amended Offer and will receive the Amended Offer Price per Share described in this Supplement, if Shares are accepted for payment and paid for by Purchaser pursuant to the Amended Offer. Shares previously validly tendered and not withdrawn constitute valid tenders for purposes of the Amended Offer. Stockholders are not required to take any further action with respect to such Shares in order to receive the Amended Offer Price of $6.25 per Share, if Shares are accepted for payment and paid for by Purchaser pursuant to the Amended Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.

4.     Withdrawal Rights.

       The withdrawal rights pursuant to the Amended Offer are set forth in “The Offer — Section 4. Withdrawal Rights” of the Offer to Purchase.

5.     Certain Federal Income Tax Consequences.

       Certain federal income tax consequences of the Amended Offer are summarized in “The Offer — Section 5. Certain Federal Income Tax Consequences” of the Offer to Purchase.

6.     Price Range of the Shares; Dividends.

       The discussion set forth in “The Offer — Section 6. Price Range of the Shares; Dividends” of the Offer to Purchase is hereby amended and restated in its entirety:

       The Shares have been listed and traded on the NYSE since April 2002 under the symbol RNA. The following table sets forth, for each of the fiscal quarters indicated, the high and low closing prices per Share on the NYSE.

	Common Stock

	High	Low

Fiscal Year 2002
Second Quarter	$11.80	$8.94
Third Quarter	8.61	3.75
Fourth Quarter	6.55	3.10
Fiscal Year 2003
First Quarter	$7.60	$4.48
Second Quarter	6.70	3.66
Third Quarter (through August 1, 2003)	6.88	5.02

       On May 30, 2003, the last full trading day prior to the public announcement of the Original Offer, the closing price of the Shares on the NYSE was $5.08 per Share. On June 9, 2003, the last full trading day prior to the commencement of the Original Offer, the closing price of the Shares on the NYSE was $6.28 per Share. On August 1, 2003, the last full trading day prior to the public announcement of the Amended Offer, the closing price of the Shares on the NYSE was $5.12 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

       The Company has never declared nor paid cash dividends on its capital stock and has stated in its public filings that it does not anticipate paying dividends in the foreseeable future.

7.     Certain Information Concerning the Company.

       Certain information concerning the Company is set forth in “The Offer — Section 7. Certain Information Concerning the Company” of the Offer to Purchase.

8.     Certain Information Concerning Purchaser and Parent.

       Certain information concerning Purchaser and Parent is set forth in “The Offer — Section 8. Certain Information Concerning Purchaser and Parent” of the Offer to Purchase.

9.     Source and Amount of Funds.

       The discussion set forth in “The Offer — Section 9. Source and Amount of Funds” of the Offer to Purchase is hereby amended and supplemented as follows:

       The Amended Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to complete the Amended Offer and consummate the Merger, and expected to be incurred by Parent, is estimated to be approximately $187 million plus any related transaction fees and expenses. Parent intends to use cash on hand to fund the Amended Offer Price for tendered Shares and to pay any related transaction fees.

       No alternative financing plans or arrangements have been made in the event that Parent is unable to obtain sufficient funds in connection with the Amended Offer and the Merger.

10.	Dividends and Distributions.

       The treatment of dividends and distributions with respect to the Shares pursuant to the Amended Offer is set forth in “The Offer — Section 10. Dividends and Distributions” of the Offer to Purchase.

11.	Conditions to the Amended Offer.

       The discussion set forth in “The Offer — Section 11. Conditions to the Offer” of the Offer to Purchase is hereby amended and restated in its entirety as follows:

       Notwithstanding any other provision of the Amended Offer, and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the Amended Offer at any time in its sole discretion, Purchaser will not be required to accept for payment, purchase or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares (whether or not any Shares theretofore have been accepted for payment or paid for pursuant to the Amended Offer), and may amend or terminate the Amended Offer, if (i) at the Expiration Date, the Minimum Condition has not been satisfied or (ii) at any time on or after June 10, 2003 and prior to the Expiration Date, any of the following events has occurred:

(a) any change (or any condition, event or development involving a prospective change) has occurred or be threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), cash flows, licenses, franchises, permits, authorizations, operations, results of operations or prospects of the Company which has or might reasonably be expected to have a material adverse effect on the Company (an “Adverse Effect”); or

(b) there has been threatened or instituted by, or be pending before, any government or governmental authority or agency or other regulatory or administrative agency or commission, whether domestic (local, state or federal), foreign or supranational, court or arbitral panel or any self-regulatory organization (a “Governmental Entity”), any action, proceeding, application, claim or counterclaim or any judgment, ruling, order or injunction sought or any other action taken by any person or entity which (i) challenges the acquisition by Parent or Purchaser of any Shares pursuant to the Amended Offer or the Merger, seeks to restrain, prohibit or delay the making or completion of the Amended Offer or consummation of the Merger, or would otherwise directly or indirectly adversely affect the Amended Offer or the Merger, (ii) seeks to prohibit or limit materially the ownership or operation by the Company, Parent or Purchaser (or any affiliate of Parent) of all or any portion of the business or assets of the Company or of Parent and its affiliates, or to compel the Company, Parent or Purchaser (or any other affiliate of Parent) to dispose of or to hold separate all or any material portion of the business or assets of Parent and its affiliates and subsidiaries taken as a whole or of the Company as a result of the transactions contemplated by the Amended Offer or the Merger, (iii) seeks to impose any material limitation on the ability of the Company, Parent or Purchaser (or any other affiliate of Parent) to conduct their respective businesses or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of Parent or Purchaser (or any other affiliate of Parent) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) seeks to require divestiture by Parent or Purchaser (or any other affiliate of Parent) of any or all of the Shares, (vi) otherwise has or might reasonably be expected to have an Adverse Effect, or (vii) seeks to impose any condition to the Amended Offer unacceptable to Parent or Purchaser; or

(c) there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity, whether on its own initiative or the initiative of any other person, which (i) restrains, prohibits or materially delays the making or completion of the Amended Offer or consummation of the Merger, or otherwise directly or indirectly materially and adversely affects the Amended Offer or the Merger, (ii) prohibits or materially limits the ownership or operation by the Company, Parent or Purchaser of all or any material portion of the business or assets of the Company or of Parent and its affiliates taken as a whole, or compels the Company, Parent or Purchaser (or any other affiliate of Parent) to dispose of or to hold separate all or any material portion of the business or assets of Parent and its affiliates and subsidiaries taken as a whole or of the Company as a result of the transactions contemplated by the Amended Offer or the Merger, (iii) imposes any material limitation on the ability of the Company, Parent or Purchaser (or any other affiliate of Parent) to conduct their respective businesses or own such assets, (iv) imposes or confirms any material limitation on the ability of Parent or Purchaser (or any other affiliate of Parent) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) requires divestiture by Parent or Purchaser or any of their affiliates of any or all of the Shares, (vi) otherwise has or might reasonably be expected to have an Adverse Effect, or (vii) imposes any condition to the Amended Offer unacceptable to Parent or Purchaser; or

(d) there has been any statute, rule or regulation enacted, promulgated, entered, enforced, or deemed applicable or asserted to be applicable to the Amended Offer or the Merger, or any other action has been taken by any Governmental Entity, that results in, directly or indirectly, any of the consequences referred to in clauses (i) through (vii) of paragraph (c) above; or

(e) there has occurred (i) any general suspension of trading in, or limitation on times or prices for, securities on any U.S. national securities exchange, or in the over-the-counter market, (ii) any extraordinary or material adverse change in the U.S. financial markets generally, including without limitation, a decline of at least 20% in either the Dow Jones average of industrial stocks or the Standard & Poor’s 500 index from June 10, 2003, (iii) any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any material limitation by any Governmental Entity or any court that materially affects the extension of credit generally by lenders that regularly participate in the United States market in loans, (v) any commencement or escalation of war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vi) a suspension of, or limitation (whether or not mandatory) on, the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vii) in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Original Offer, a material acceleration or worsening thereof; or

(f) the Company and Purchaser or Parent have reached an agreement or understanding that the Amended Offer be terminated or amended or Parent or Purchaser (or one of their respective affiliates) have entered into a definitive agreement or an agreement in principle to acquire the Company by merger or other business combination, or purchase of Shares or assets of the Company; or

(g) the Company has (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or distribution, pledge or sale to any person of any (A) shares of its capital stock of any class (including, without limitation, the Shares) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of the Company; provided, however, that the issuance of (but not a distribution date with respect to) the Rights under the Rights Plan shall not constitute an issuance or distribution for purposes of this clause (i)(A) of subparagraph (g), (B) other securities in respect of, in lieu of or in substitution for Shares outstanding on June 10, 2003, or (C) debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding Shares or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any Shares or any other security, whether payable in cash, securities or other property; provided, however, that the issuance of (but not a distribution date with respect to) the Rights under the Rights Plan shall not constitute a distribution for purposes of this clause (iii) of subparagraph (g), (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into or amended any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of the Company that might, individually or in the aggregate, have an Adverse Effect; or

(h) the Company has amended, or proposed or authorized any amendment to, its certificate of incorporation or by-laws or similar organizational documents or Purchaser has learned that the Company has proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by the Company and also set forth in filings with the SEC; or

(i) a tender or exchange offer for some portion or all of the Shares has been commenced or publicly proposed to be made by another person (including the Company), or it shall have been publicly disclosed or Purchaser has learned that (A) any person (including the Company), entity or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposed to acquire more than five percent of the Shares, or has been granted any option or right, conditional or otherwise, to acquire more than five percent of the Shares, other than acquisitions for bona fide arbitrage purposes and other than acquisitions by persons or groups who have publicly disclosed in a Schedule 13D or 13G (or amendments thereto on file with the SEC) such ownership on or prior to June 10, 2003, (B) any such person, entity or group who has publicly disclosed any such ownership of more than five percent of the Shares prior to such date has acquired or proposed to acquire additional Shares constituting more than one percent of the Shares, or has been granted any option or right to acquire more than one percent of the Shares, (C) any such person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business) with or involving the Company or (D) any person has filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or assets or securities of the Company; or

(j) after August 4, 2003, any change (or any condition, event or development involving a prospective change) has occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has or might have an Adverse Effect; or

(k) the Company has transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into with its employees or otherwise affected any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business, or entered into or amended any agreements, arrangements or plans with an employee or employees so as to provide for increased benefits as a result of or in connection with the transactions contemplated by the Amended Offer or the Merger, which in the sole judgment of Parent in each case with respect to every matter referred to above makes it inadvisable to proceed with the Amended Offer or with the acceptance for payment of, or the payment for, the Shares; or

(l) the Company’s board of directors has not redeemed the Rights pursuant to the Rights Plan or Parent and Purchaser are not satisfied that the Rights have been invalidated or have been made inapplicable to the Amended Offer and the Merger.

       The foregoing conditions in paragraphs (a) through (l) are for the sole benefit of Parent, Purchaser and their respective affiliates (other than the Company) and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions or may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time prior to the Expiration Date in the sole discretion of Parent or Purchaser. The Minimum Condition may not be waived by Parent or Purchaser. The condition set forth in subparagraph (b) above is hereby waived as it relates to the litigation, as of August 4, 2003, discussed in the Offer to Purchase. The condition set forth in subparagraph (l) has been satisfied by the August 4, 2003 amendment to the Rights Plan. See “Special Factors — Section 10. Related Party Transactions” of this Supplement. The 90% Condition set forth in the Offer to Purchase is not a condition to the Amended Offer. The determination as to whether any condition has been satisfied will be made in the sole judgment of Parent and Purchaser and will be final and binding. The failure by Parent or Purchaser at any time to exercise its rights under any of the foregoing conditions will not be deemed a waiver of any such rights and each such right will be deemed an ongoing right which may be asserted at any time or from time to time prior to the Expiration Date of the Amended Offer.

12.	Effect of the Amended Offer on the Market for the Shares; NYSE Quotation; Exchange Act Registration; Margin Regulations.

       The discussion set forth in “The Offer — Section 12. Effect of the Offer on the Market for the Shares; NYSE Quotation; Exchange Act Registration; Margin Regulations” of the Offer to Purchase is hereby amended and supplemented as follows:

       According to the Company, as of March 14, 2003, there were approximately 2,911 holders of record of the Shares and, as of June 20, 2003, there were 150,000,703 Shares outstanding.

13.	Certain Legal Matters; Regulatory Approvals.

       A detailed description of certain legal matters is set forth in “The Offer — Section 13. Certain Legal Matters; Regulatory Approvals” of the Offer to Purchase.

14.	Fees and Expenses.

       A detailed description of fees and expenses with respect to the Amended Offer is set forth in “The Offer — Section 14. Fees and Expenses” of the Offer to Purchase.

15.	Miscellaneous.

       The discussion set forth in “The Offer — Section 15. Miscellaneous” of the Offer to Purchase is hereby amended and supplemented as follows:

       The Amended Offer is being made solely by this Supplement, the Offer to Purchase, the original (blue) Letter of Transmittal and the revised (purple) Letter of Transmittal and is being made to the holders of Shares other than Parent and its subsidiaries. Purchaser is not aware of any state where the making of the Amended Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Amended Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Amended Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Amended Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

       NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN, IN THE OFFER TO PURCHASE OR IN THE REVISED (PURPLE) LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

       Purchaser and Parent have filed with the SEC Amendment No. 13 to the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with all amendments and exhibits thereto, furnishing certain additional information with respect to the Amended Offer, which includes the information required by Schedule 13e-3. Such Schedule TO, and the amendments and exhibits thereto, should be available for inspection and copies should be obtainable in the manner described in “The Offer — Section 7. Certain Information Concerning the Company” of the Offer to Purchase.

       EXCEPT AS OTHERWISE SET FORTH IN THIS SUPPLEMENT AND IN THE REVISED (PURPLE) LETTER OF TRANSMITTAL, THE TERMS AND CONDITIONS PREVIOUSLY SET FORTH IN THE OFFER TO PURCHASE REMAIN APPLICABLE IN ALL RESPECTS TO THE AMENDED OFFER, AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL, AS THE SAME HAVE BEEN AMENDED.

Rx Acquisition Corporation

August 5, 2003

Facsimile copies of the original (blue) or revised (purple) Letter of Transmittal, properly completed and duly executed, will be accepted. The original (blue) or revised (purple) Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

The Depositary for the Amended Offer is:

American Stock Transfer & Trust Company

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
American Stock Transfer & Trust Company 59 Maiden Lane Plaza Level New York, NY 10038	(718) 234-5001 To Confirm Facsimile Transmissions: (For Eligible Institutions Only) (718) 921-8200	American Stock Transfer & Trust Company 59 Maiden Lane Plaza Level New York, NY 10038

Any questions or requests for assistance or additional copies of this Supplement, the Offer to Purchase, the revised (purple) Letter of Transmittal, the revised (orange) Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Amended Offer.

The Information Agent for the Amended Offer is:

17 State Street, 10th Floor

New York, New York 10004
Banks & Brokers Call Collect: (212) 440-9800
All Others Call Toll Free: (800) 965-5215

The Dealer Manager for the Amended Offer is:

Goldman, Sachs & Co.

85 Broad Street
New York, New York 10004
Call Collect: (212) 902-1000
Call Toll Free: (800) 323-5678